Exhibit 99.1

American Realty Capital Properties Settles Litigation Against RCS Capital Corporation
over Sale of Cole Capital Partners, LLC and Cole Capital Advisors, Inc.

RCS Capital Corporation Settles with American Realty Capital Properties for $60 million

American Realty Capital Properties' immediate plan is to stabilize Cole Capital®; retains financial advisors to evaluate long-term alternatives to maximize value to ARCP

American Realty Capital Properties and RCS Capital Corporation to unwind and terminate all arrangements between the two companies and their subsidiaries

New York, New York – December 4, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) today announced that it has entered into a settlement agreement with RCS Capital Corporation (“RCS Capital”) (NYSE: RCAP) that resolves their dispute over the sale of Cole Capital Partners, LLC and Cole Capital Advisors, Inc. (collectively, “Cole Capital”) to RCS Capital. The settlement, in which ARCP will receive $60 million, resolves litigation brought by ARCP in the Delaware Court of Chancery to enforce its rights under the September 30, 2014 Equity Purchase Agreement between ARCP and RCS Capital (the “Purchase Agreement”) in which RCS Capital agreed to acquire all of ARCP’s outstanding equity interests in both Cole Capital Partners, LLC and Cole Capital Advisors, Inc.

“Today’s agreement is a positive outcome that serves the best interests of ARCP shareholders and our broader business, including our investment in Cole Capital. Our immediate plan is to stabilize Cole Capital, which we continue to believe is a valuable business, as we focus on creating long-term value and strengthening ARCP’s position as the leading company in the net lease REIT industry,” said David Kay, Chief Executive Officer of ARCP.

The independent members of ARCP’s board of directors and ARCP have engaged Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., respectively, to assist in the negotiation of the settlement with RCS Capital and other strategic matters, including evaluating long-term alternatives for Cole Capital, in order to maximize the value of that business to ARCP.

Under the terms of the settlement agreement described above, ARCP will receive $60 million from RCS Capital to agree to termination of the Purchase Agreement and all related agreements and documents. The settlement includes: $42.7 million in cash; a $15.3 million unsecured note from RCS Capital to ARCP; and a release from ARCP’s obligation to pay to RCS Capital or its affiliates $2 million. The $42.7 million in cash includes the $10 million payment already delivered to ARCP by RCS Capital in connection with the Purchase Agreement. The two-year unsecured note will have an 8% interest rate and scheduled amortization payments. The release relates to ARCP’s obligation to pay $2 million to RCS Capital or its affiliates for certain structuring services already provided by Realty Capital Securities, LLC, a subsidiary of RCS Capital, in connection with ARCP’s May 28, 2014 equity offering.

In addition, ARCP and RCS Capital have agreed to terminate, unwind or otherwise discontinue all agreements, arrangements and understandings between the two companies and any of their respective subsidiaries.

About ARCP

ARCP is a leading, self-managed commercial real estate investment trust (“REIT”) focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP owns approximately 4,400 properties totaling 99.1 million square feet of leasable space. Additionally, ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs, managing nearly $40 billion of high-quality real estate located in 49 states, as well as Washington D.C., Puerto Rico and Canada. ARCP is a publicly traded Maryland corporation listed on the NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com.ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors which could cause actual results to differ materially from those contained in the forward-looking statements, including ARCP’s ability to identify an appropriate long-term alternative for Cole Capital. Additional factors that may affect future results are contained in ARCP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Media Contact:

Andy Merrill
212-886-9304